AMENDED CONSULTING AGREEMENT

THIS AGREEMENT made effective the 1st day of September 2014.

BETWEEN:

EXETER RESOURCE CORPORATION, a British Columbia company having an address at Suite 1660, 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2.

(the "Company")

OF THE FIRST PART

AND:

ROWEN COMPANY LIMITED, a British Virgin Island company having an address at Suite 1712 Times Square, 1 Matheson Street, Hong Kong.

(the "Consultant")

AND:

BRYCE ROXBURGH, of 88 Horseshoe Drive, Donnaville, BFRV, Las Pinas Manila, Philippines.

("Roxburgh")

OF THE SECOND PART

WHEREAS:

A. The Consultant is in the business of providing management and administrative consulting services to private and public companies;

B. The Company entered into a consulting agreement effective 1 September 2010 (the "September 2010 Agreement") and wishes to amend the terms of the September 2010 Agreement entered into with the Consultant and Roxburgh (the "Prior Agreement") in order to reflect the adjustments required to accommodate the provision of such services to the Company;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Engagement of Consultant

The Company hereby reconfirms the continuing engagement of the Consultant to continue to provide the following services (the "Services"):

(a) to perform the duties and responsibilities normally performed by an Executive Chairman of a Canadian public resource company including, without limitation:

(i) ensuring that the board of directors (the "Board") discharges its responsibilities ;

(ii) representing the Company to brokerage firms, institutional shareholders, money managers and retail investors; and

(iii) working with the management team and the Board to establish, implement and execute tactical and strategic plans that will meet the short, intermediate and long-term goals of the Company; and

(b) to provide such other services to the Company and its affiliates and subsidiaries (the "Exeter Group") as may be required by the Board from time to time,

and the Consultant hereby accepts the engagement, subject to the terms and conditions of this Agreement. The parties agree that the Consultant will make available the services of Roxburgh to carry out the Services.

2. Offices to be Held by Roxburgh

Roxburgh hereby agrees that he will:

(a) hold the office of Executive C0-Chairman of the Company, at the pleasure of the Board and subject to the *Business Corporations Act* (British Columbia) (the "Act") and the articles of the Company;

(b) serve as a director of the Company if so appointed or elected and subject to the Act and the articles of the Company and will resign as a director upon request of the Board; and

(c) hold such offices and serve as a director of such other members of the Exeter Group as may be directed by the Board from time to time.

3. Duties to the Company

In providing the Services, the Consultant and Roxburgh will act honestly and in good faith in what they reasonably believe to be in the best interests of the Exeter Group. The Consultant and Roxburgh will generally use their best efforts to promote the business and interests of the Exeter Group.

For so long as Roxburgh is an officer or director of the Company or another member of the Exeter Group, the Consultant and Roxburgh will:

(a) report potential ethical, legal, financial and other conflicts of interest to the Board from time to time should they arise, it being specifically noted that Roxburgh currently is a director of Rugby Mining Limited ("Rugby"), holds various positions in a number of private companies and may hold similar positions in other public or private companies from time to time;

(b) refrain from making personal profits from Roxburgh's position as a director or officer (for greater certainty, personal profits does not include: (i) remuneration received under this Agreement or otherwise for acting as a director, officer or committee member of the Company or another member of the Exeter Group; or (ii) personal profits made from the sale of securities of the Company, provided the sale is made in compliance with applicable laws and any trading policy implemented from time to time by the Company);

(c) strive to protect the assets and resources of the Exeter Group and use any corporate assets and resources employed by them or entrusted to them in a responsible manner;

(d) abide by any ethics and conflict of interest policy, trading policy or other policy implemented from time to time by the Company;

(e) conduct themselves at all times with the highest ethical standards; and

(f) in accordance with the corporate focus of the Company on its large gold-copper Caspiche Project, present to the Company in priority to any other party, any opportunity which comes to the Consultant or Roxburgh for the acquisition of an interest in projects or opportunities in the Maricunga region of Chile.

4. <u>Devotion of Time</u>

The Company acknowledges that the Consultant and Roxburgh are providing significant services to Rugby as well as serving other companies in various lesser capacities as described in paragraph 3 (a) and the Consultant agrees that, notwithstanding such other services and duties, the Consultant will provide the services of Roxburgh at such times and places as may reasonably be required by the Company from time to time and will ensure that Roxburgh's services are available to the Company for a minimum of approximately 90 days per year. While providing the Services, the Consultant will give the Company the full benefit of its knowledge, expertise and ingenuity.

5. <u>Use of Information</u>

The Consultant and Roxburgh agree that:

(a) they will not directly or indirectly disclose any trade secrets or other information, in whatever form or media, in the possession or control of the Company or another member of the Exeter Group, which is owned by the Company or another member of the Exeter Group or a third party with whom a member of the Exeter Group has a business relationship, and which is not generally known to the public and has been specifically identified as confidential or proprietary, or its nature is such that it would generally be considered confidential in the industry in which the Company and the other members of the Exeter Group operate, or which the Company or another member of the Exeter Group is obligated to treat as confidential or

proprietary (the "Confidential Information"), without the prior consent of the Board;

(b) they will not use any Confidential Information in any manner except as reasonably required to provide the Services;

(c) all right, title and interest in and to the Confidential Information is expressly reserved by the Exeter Group and the third parties from whom the members have obtained their rights;

(d) all reports, documents and business opportunities prepared, produced, developed or acquired by or at the direction of the Consultant, directly in connection with the Consultant providing the Services (the "Work Products") will belong exclusively to the Company;

(e) the Company is not required to designate the Consultant or Roxburgh as the author of any Work Products and the Consultant and Roxburgh hereby waive in whole all moral rights that they may have in the Work Products;

(f) upon the termination of this Agreement, the Consultant will, at the request of the Company, return to the Company or destroy all documents constituting Confidential Information or Work Products; and

(g) in the event of termination of the Services neither the Consultant nor Roxburgh will for a period of six months following such termination actively recruit employees or consultants of the Company in any manner which would interfere in the ability of such persons to continue to perform their obligations to the Company.

This section 5 will continue to apply for a period of two (2) years after the termination of this Agreement.

The restriction on disclosure contained in paragraph 5(a) will not extend to disclosure of Confidential Information to the directors, officers, bankers, legal and financial advisors of the Company or another member of the Exeter Group or to disclosure of Confidential Information required by law or by a regulatory authority having jurisdiction over the Company or another member of the Exeter Group.

The Consultant and Roxburgh acknowledge that irreparable harm will result if they breach their obligations regarding Confidential Information and Work Products under this Agreement. The Consultant and Roxburgh acknowledge that such a breach would not be properly compensable by an award of damages. Accordingly, the Consultant and Roxburgh agree that the remedies for any such breach may include, in addition to other available remedies and damages, interlocutory and permanent injunctive relief or other equitable relief restricting any such breach at the earliest possible date.

6. <u>Consulting Fee and Performance Bonus</u>

(a) The Company will pay to the Consultant a consulting fee equal to C$16,666.66 per month,

plus all applicable goods and services taxes that are payable thereon (the "Consulting Fee"). The Consultant will submit to the Company at the beginning of each month an invoice for the Consulting Fee, which will be payable on or before the 15th day of each month.

(b) The Consultant shall be eligible for an additional annual payment (the "Annual Bonus"), based on performance in each fiscal year, to be paid in accordance with terms approved by the board of directors of the Company in each such year. The Consultant shall only be eligible for such Annual Bonus where the Annual Bonus has been approved prior to the Consultant receiving or giving notice of termination as provided for in clause 9 below.

7. Administrative Fees and Other Expenses

In addition to the Consulting Fee payable hereunder to the Consultant, the Company agrees to reimburse the Consultant for any reasonable travelling and other direct expenses actually and properly incurred by the Consultant or Roxburgh in connection with providing the services hereunder (the "Expenses"). The Company will reimburse the Consultant for Expenses on a monthly basis, forthwith upon receipt of an invoice therefore.

8. Stock Options

The Board may in its sole discretion award a stock option to purchase common shares of the Company to Roxburgh. Any such stock option will be awarded to Roxburgh in recognition of his service in the capacity as an officer and director of the Company. Any stock option will be awarded under and will be subject to the terms and conditions of the Company's stock option plan (the "Option Plan"). The parties acknowledge that Roxburgh currently holds options to purchase shares of the Company.

9. Term and Termination

This Agreement will be in effect for a term of two years from and after the date hereof and, upon expiry, will automatically be extended for a further two years unless the Company gives 180 days written notice that it will not extend the Agreement or it is terminated earlier in accordance with the terms of this Agreement.

9.1 The Consultant may terminate this Agreement prior to the expiry of the term by giving to the Company 30 days' written notice. Notwithstanding any provision to the contrary in the Option Plan or any agreement, the Consultant or Roxburgh shall be entitled to the lesser of the remaining term of the stock option or 185 days to exercise the stock options vested on the date the Consultant terminates under this section, except where Roxburgh provides notice of termination following a Change of Control in which case all the stock options held will vest immediately and will be exercisable at any time during the lesser of the remaining term of the stock options or 185 days.

9.2 The Company may terminate this Agreement prior to the expiry of the term by giving to the Consultant notice in writing of its intention to terminate and, unless the Agreement is terminated pursuant to clause 9.4 below, will pay the Consultant a lump sum equal to 24 times the monthly fee plus an amount equivalent to the highest Annual Bonus paid in any one of the immediately preceding two (2) years. If no such Annual Bonus has been paid then the deemed annual bonus will be fifty

(50) per cent of the annual fee paid to the Consultant. In the event of termination pursuant to this clause 9.2 or clause 17, all stock options granted to Roxburgh will vest immediately and notwithstanding any provision to the contrary in Option Plan or any agreement, Roxburgh shall be entitled to exercise the stock options at any time during the lesser of the remaining term of the stock options or 185 days.

9.3 Upon the expiration of the notice period set out in either clause 9.1 or 9.2 above, this Agreement and all obligations between the parties will be terminated, except for the Consultant's and Roxburgh's obligations under section 5, the Company's obligations under section 10 and the Company's obligation to pay any monies due and owing to the Consultant.

9.4 Notwithstanding the foregoing, the Company may terminate this Agreement immediately without written notice upon the occurrence of any of the following events:

(a) the Consultant's or Roxburgh's conviction of a crime (indictable level or penalized by incarceration or a lesser crime related to the provision of the services), or any act involving money or other property of the Exeter Group that would constitute a crime in the jurisdiction involved; or

(b) the Consultant is dissolved, liquidated or formally wound up; or

(c) for just cause.

10. Indemnification

Subject to the provisions of the Business Corporations Act and the Company's articles, the Company hereby agrees to indemnify and hold harmless the Consultant and its officers, directors, agents, employees and controlling persons and Roxburgh (any and all of whom are referred to as an "Indemnified Party") from and against any and all losses, claims, damages or liabilities, joint and several, and all actions in respect thereof (including, but not limited to all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defence of any claim, action or proceeding, whether or not resulting in any liability) that were sustained or incurred by an Indemnified Party in connection with the performance in good faith of the obligations under this Agreement.

The Company irrevocably undertakes to make available its records, such records to include, but not be limited to, minutes of meetings, computer files and any other documents as well as Company employees, to the Consultant and Roxburgh in the event that the Consultant or Roxburgh are required to defend the Company or themselves in any action instituted against them whether instituted by the Company or any other party. Further, such records include records held by any member of the Exeter Group.

This section 10 will continue to apply after the termination of this Agreement.

11. Relationship and Non-Exclusivity

The Consultant is an independent contractor and neither it nor Roxburgh is an employee of the

Company. This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association that would impose liability upon one party for any act or failure to act by the other party. The Consultant will retain control over the manner and means by which it provides the services, subject to the Company's specification of the results to be achieved. The Consultant will not have authority to enter into contracts as agent for the Company in the ordinary course.

The parties agree that the Consultant's engagement to provide the services is non-exclusive. The Consultant is free to provide similar services to other individuals, firms, companies and businesses, subject to the terms and conditions of this Agreement.

12. Further Assurances

The parties will deliver to each other such further documentation and will perform such further acts as and when the same may be required to carry out and give effect to the terms and intent of this Agreement.

13. Notices

All notices given in connection with this Agreement will be in writing and will be personally by a duly authorized representative to the parties at the addresses set out above. Any such notices personally delivered will be deemed delivered on the day of delivery. Any party hereto may change its address for service by notice in writing to the other parties hereto.

14. Waiver and Amendment

This Agreement may only be amended by further written agreement executed and delivered by all of the parties. No waiver or consent by a party of or to any breach or default by any other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

15. Successors and Assigns

15.1 The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and /or assets of the Company to assume liability, jointly and severally with the Company, for the performance by the Company of its obligations under this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and in addition to all other remedies available to the Consultant, the Consultant shall be entitled to deliver notice of termination at any time within the three month period following such succession and receive the compensation under clause 9.2 of this Agreement and to exercise its rights accordingly.

15.2 This Agreement may not be assigned by the Consultant.

15.3 The Company shall be entitled to assign this Agreement without the Consultant's consent to any affiliate of the Company on written notice to the Consultant, provided that there is no material

change to the terms of this Agreement and that the Company shall remain jointly and severally liable to the Consultant with such assignee.

16. Entire Agreement

This Agreement contains the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and replaces all previous written and oral agreements among the parties with respect to the subject matter hereof including, without limitation, the Prior Agreement.

17. Change of Control

For the purposes of this Agreement, the following terms have the following meanings:

(a) "Change of Control" means:

(i) the sale, transfer or disposition of the majority of the Company's assets in liquidation or dissolution of the Company;

(ii) the Company amalgamates, merges or enters into a plan of arrangement with another company at arm's length to the Company and its affiliates, other than an amalgamation, merger or plan of arrangement that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such amalgamation, merger or plan of arrangement; or

(iii) any Person or combination of persons at arm's length to the Company and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 20% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect, and such Person or combination of Persons exercise(s) the voting power attached to such securities in a manner that causes the Incumbent Directors to cease to constitute a majority of the Board.

(iv) any Person or combination of Persons at arm's length to the Company and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect.

(v) the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Board who were not nominees of the incumbent Board at the time immediately preceding such election.

(b) "Incumbent Director" means any member of the Board who was a member of the Board prior to the occurrence of the transaction, transactions or elections giving rise to a Change of Control and any successor to an Incumbent Director who was recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board.

(c) "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

Notwithstanding any other provision in this Agreement, if either party gives written notice of its intention to terminate this Agreement in accordance with section 9, and such notice is delivered within the 90-day period following a Change of Control except where such Change in Control occurs only as a result of the Company completing a financing in the ordinary course of business, then the Company will pay to the Consultant as a lump sum amount equal to 30 months' Consulting Fee plus 2 times the Annual Bonus or deemed Annual Bonus and all the stock options held will vest immediately and will be exercisable at any time during the lesser of the remaining term of the stock options or 185 days.

18. Enurement

This Agreement will enure to the benefit of the parties hereto, their respective successors, personal representatives, executors and permitted assigns.

19. Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada.

IN WITNESS WHEREOF this Agreement has been executed on the date first written above.

ROWEN COMPANY LIMITED

As per:

____

Authorized Signatory

EXETER RESOURCE CORPORATION

As per:

____

Authorized Signatory

SIGNED, SEALED & DELIVERED)
by **Bryce Roxburgh** in the presence of:)

iRiS VARGA
Signature of Witness

Name of Witness: iRiS VARGA

Address of Witness: 6821 MAIN ST.

VANCOUVER, BC V5K 3H5

Occupation of Witness: Exec. Assistant

Bryce Roxburgh